UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2024 (June 12, 2024)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8401 McClure Drive Fort Smith, Arkansas (Address of principal executive offices)		72916 (Zip Code)

Registrant’s telephone number, including area code: (479) 785-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	ARCB	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information required by Item 1.01 is included in Item 2.03 and is incorporated by reference herein.

ITEM 2.03 – CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On June 12, 2024, ArcBest Funding LLC (the “Borrower”), a wholly-owned subsidiary of ArcBest Corporation (the “Company”), entered into a third amendment (the “Amendment”) to its Third Amended and Restated Receivables Loan Agreement, dated as of June 9, 2021, as amended on December 2, 2021 and May 13, 2022 (the “Loan Agreement”), by and among the Borrower, ArcBest II, Inc., as servicer, the financial institutions party thereto from time to time, as lenders (the “Lenders”), the financial institutions party thereto from time to time, as facility agents (the “Facility Agents”), and The Toronto-Dominion Bank, as letter of credit issuer (“LC Issuer”) and as agent and administrator for the Lenders, the Facility Agent and the LC Issuer (the “Administrative Agent”).

Effective as of July 1, 2024, the Amendment, among other things, (i) extends the facility termination date from July 1, 2024 to July 1, 2025, (ii) adds GTA Funding LLC as a Conduit Lender (as defined in the Loan Agreement), (iii) adds language addressing potential loans funded by the Conduit Lender through the issuance of notes, (iv) adds provisions relating to erroneous payments, (v) modifies limitations regarding the concentration of certain obligors of receivables pledged under the facility, and (vi) modifies the calculation of Default Ratio, Default Receivable, Dilution Spike Rate, Expected Dilution Ratio, Loss Horizon Ratio, and Required Reserve Factor Floor (each as defined in the Loan Agreement). Loans made under the facility are secured primarily by a lien on and security interest in the Borrower’s related accounts receivable, which have been, and in the future will be, sold from time to time by certain subsidiaries of the Company to the Borrower. Loans have no scheduled maturity date and are payable upon termination of the Loan Agreement.  Loans bear interest based upon SOFR or, to the extent funded by the Conduit Lender through the issuance of notes, at the CP Rate (as defined in the Loan Agreement), in each case plus a margin.

The Loan Agreement contains representations and warranties, affirmative and negative covenants and events of default that are customary for financings of this type. As of the date hereof, the Borrower has no outstanding loans under the Loan Agreement.

The Loan Agreement includes a provision under which the Borrower may request, and the LC Issuer may issue, for a fee, standby letters of credit, primarily in support of workers’ compensation and third-party casualty claims liabilities in various states in which certain subsidiaries of the Company are self-insured. Outstanding standby letters of credit reduce the availability of borrowings under the facility. As of the date hereof, there were letters of credit totaling $16.9 million issued under the Loan Agreement.

Affiliates of The Toronto-Dominion Bank and Regions Bank, both Lenders under the Loan Agreement, have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

The foregoing description is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)Exhibits.

Exhibit No.	Description of Exhibit

10.1

Third Amendment to Third Amended and Restated Receivables Loan Agreement, dated as of June 12, 2024, by and among ArcBest Funding LLC, as Borrower, ArcBest II, Inc., as Servicer, the financial institutions party thereto from time to time, as Lenders, the financial institutions party thereto from time to time, as Facility Agents, and The Toronto-Dominion Bank, as LC Issuer and Administrative Agent.

104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Se
ARCBEST CORPORATION

(Registrant)

Date:	June 14, 2024	/s/ Michael R. Johns
Michael R. Johns
Chief Legal Officer and Corporate Secretary